UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): December 10, 2009

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11655 (Commission File Number)	22-2748248 (I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

            (e) Compensatory Arrangements with Executives

Employment Agreements.

On December 10, 2009, upon the recommendation of the Compensation Committee of the Board of Directors of HearUSA, Inc. (the “Company”) and approval by the Board of Directors, the Company entered into an employment agreement with Francisco Puñal, chief financial officer of the Company.  Previously, Mr. Puñal was serving as chief financial officer without an employment agreement.

The initial term of the agreement is three years, renewable for successive one-year terms unless notice of non-renewal is given.  The agreement provides for an annual base salary of $250,000, participation in the Company’s current employee benefit plans and, at the discretion of the Board of Directors, in equity compensation plans and cash incentive plans.  In the event Mr. Puñal is terminated without cause prior to the end of the term, or if the Company declines to renew the agreement at the end of the term, Mr. Puñal is entitled to severance of 12 months’ base salary plus the cash bonus for the year, continuation of health and life insurance benefits for 12 months, acceleration by 12 months of unvested options, certain vesting and payouts of performance-based restricted stock or stock unit grants and extension of post-termination option exercise periods of vested options.

In the event of a change in control (as defined in the agreement) and the termination of Mr. Puñal without cause or his resignation with good reason (as defined in the agreement), Mr. Puñal would be entitled to receive 1.5 times his base salary plus cash bonus for the year, continuation of health and life insurance benefits for a period of 18 months, acceleration of vesting of all unvested options and extension of the exercise period.   Mr. Puñal agreed, during the term of his employment and for a period of time following his termination, to specified non-compete provisions.

In addition, Mr. Puñal’s contract includes a “modified 280G cutback” which provides that, in the event of a change in control (as defined in the employment agreement), if the executive would receive severance in excess of the 280G statutory safe harbor amount, the executive will receive the amount of severance that results in the greatest after-tax proceeds to the executive.

Also on December 10, 2009, upon the recommendation of the Compensation Committee and the subsequent approval of the Board of Directors, the Company entered into amended and restated employment agreements with Stephen J. Hansbrough, chairman and chief executive officer, and Gino Chouinard, president and chief operating officer, which replace the employment agreements entered into with the executives as of February 25, 2008.  Mr. Hansbrough’s agreement was amended to provide for a new three-year term, which is renewable for successive one-year terms unless notice of non-renewal is given.  Mr. Chouinard’s agreement was amended to reflect his new title of president and chief operating officer and to provide for a new three-year term, which is renewable for successive one-year terms unless notice of non-renewal is given.  Mr. Hansbrough and Mr. Chouinard’s employment agreements were also amended to include the “modified 280G cutback” as described above in place of the previous 280G provision in the executives’ agreements which provided for a cap on change-in-control payments so as not to trigger 280G.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc.
(Registrant)

Date: December 14, 2009	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chairman and Chief Executive Officer